Exhibit 99.1

News Release

Contact:	Mike McCoy
(404) 588-7230

For Immediate Release

August 9, 2011

SunTrust Banks Announces David M. Ratcliffe to Join Board of Directors

ATLANTA – SunTrust Banks, Inc. announced today that David M. Ratcliffe has been appointed to the company’s Board of Directors, effective Aug. 9, 2011. He also will join the Board’s Risk and Compensation Committees.

Mr. Ratcliffe served as Chairman, President and Chief Executive Officer of The Southern Company, one of the nation’s largest producers of electricity, from 2004 until his retirement in 2010. He previously was President and CEO of Georgia Power, Southern Company’s largest subsidiary, and earlier served as Georgia Power’s Executive Vice President, Treasurer and Chief Financial Officer.

“David Ratcliffe is an outstanding addition to our Board of Directors,” said James M. Wells III, SunTrust Executive Chairman. “His leadership reputation, results focus and first-hand experience operating in a highly regulated industry will bring added insight and perspective to our Board discussions and decision making.”

Mr. Ratcliffe also serves as a member of the boards of CSX Corporation; GRA Venture Fund, LLC; Georgia Research Alliance; National Center for Civil and Human Rights and the Centers for Disease Control Foundation.

With Mr. Ratcliffe’s appointment to the Board, fellow Director William A. Linnenbringer will change committee assignments, moving from the Risk and Compensation Committees to the Audit and Governance & Nominating Committees.

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SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2011, SunTrust had total assets of $172.2 billion and total deposits of $124.9 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.